UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM 12b-25

           [ ] Form 10-KSB [ ] Form 20-F [ ] Form 11-K [X] Form 10-QSB

         For Period Ended:     November 30,  1997        SEC FILE NUMBER 0-17371
                               ------------------         CUSIP NUMBER 404425506

 [ ] Transition Report on Form 10-KSB
 [ ] Transition Report on Form 20-F
 [ ] Transition Report on Form 11-K
 [ ] Transition Report on Form 10-QSB
 [ ] Transition Report on Form N-SAR
 For Transition Period Ended:______________________

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Nothing  in this  form  shall be  construed  to imply  that the  Commission  has verified any information contained herein.
================================================================================

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: Entire Form 10-QSB

Part I - Registrant Information
         Full Name of Registrant            HYTK Industries, Inc.

         Former Name if Applicable          N/A

         Address of Principal Executive Office:
                  2133 East 9400 South, Suite 151
                  Sandy, Utah  84093

Part II--RULES 12b-25 (b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b) the following should be completed. (Check box if appropriate)

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]       (b)  The subject annual report,  semi-annual report, transition report on Form 10-KSB, Form 2-F, 11-F, or Form N-SAR, or portion thereof will be filed on or before the  fifteenth  calendar day following the  prescribed  due date;  or the  subject  quarterly  report or transition  report on Form  10-QSB,  or portion  thereof  will be
               filed  on  or  before  the  fifth   calendar  day  following  the
               prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

Part III - Narrative

         State below in reasonable detail the reasons why form 10-KSB, 11-K, 20-F, 10-QSB or N-SAR or portion thereof could not be filed within the prescribed time period.

          The Company's new chief accountant and bookkeeper terminated her relationship with the Company during the time period covered by the report on Form 10 QSB. The change in accountants has delayed the Company's efforts to prepare financial statements for the quarter.


Part IV - Other Information

          (1) Name and telephone number of person to contact in regard to this notification.

                  Ken Kurtz          President                (801) 944-0701
                      (Name)          (Title)                (Telephone Number)

          (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer if no, identify report(s).

                                                   (X ) Yes ( ) No

          (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                   ( ) Yes (X ) No

          If so, attach an explanation of the anticipated change, both narrative and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made - Corporate offices and management changes.




                              HYTK Industries, Inc.
                  (Name of Registrant as specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:     January 15, 1998          By:    /s/Ken Kurtz
                                        ----------------------
                                            Name: Ken Kurtz
                                            Title:    President